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                                 EXHIBIT 10.17

                                 April 12, 2000


George Hechtman


                Re: Offer of Employment

 Dear George:

        On behalf of The Good Guys, Inc. ("the Company"), I am pleased to confirm the following offer of employment, to commence April 13, 2000. The terms are as follows:

        1. You will be employed as Vice President of Administration for the Company, reporting to the President or Chief Executive Officer, with responsibilities as directed by the Chief Executive Officer. Initially, you will have oversight of the Human Resources, MIS and Real Estate Functions. As we have discussed, however, the areas which you oversee may change as necessary in this dynamic Company. You will devote your full energies, interest, abilities and productive time to the performance of your employment responsibilities.

        2. Your initial base salary will be $250,000 annually. Salary is reviewed annually, and you will be considered for an increase after one year of employment. As we have discussed, I anticipate that increase would result in an annual salary of $275,000 to $300,000, based on satisfactory personal and company performance. In addition, you will be eligible for a bonus of up to 50% of your salary, depending on achievement of personal goals to be approved by the Company, and depending on the Company's financial performance. Bonus is payable at the time of the Company's normal bonus distributions, and is not earned unless you are employed by the Company on the date that the bonus is paid.

        3. Pursuant to the Company's existing plan, you are eligible for a grant of 100,000 stock options, vesting over a three-year period, with one-third vesting on each successive anniversary date of the grant. This grant is subject to approval by the Company's Board of Directors.

        4. The Company will pay your reasonable moving expenses for relocating to the Bay Area, according to the Company's existing policy. The Company's normal policy would permit reimbursement of home sale/purchase closing costs (excluding brokerage or legal fees). However, you have proposed reimbursement of rental fees associated with your rental of your Florida home and rental of a house in California. Assuming those fees



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are less than reasonable closing costs for home sale/purchase, the Company can accommodate this request for a limited period. These amounts would all then be an offset in the event of a request for reimbursement of any future home sale/purchase closing costs otherwise eligible for reimbursement. We can work out the details once you can advise about the extent of the fees you envision would be covered. In all events, existing Company policy will be the governor for the amounts which can be paid.

        5. The Company will pay for reasonable temporary accommodations, in the Bay Area, for up to 90 days, prior to your move into permanent housing, consistent with normal Company policy. During this period, the Company will also pay reasonable air travel for the purpose of traveling to your home in Florida or locating housing in the Bay Area; such trips to be no more frequent than once every three weeks.

        6. You will be an at-will employee, which means that you can be terminated by the Company at any time, with or without cause. This at-will nature of your employment may not be changed or modified in any respect unless specifically agreed in a written agreement signed by you and the Company's Chief Executive Officer.

        7. If you are terminated by the Company without Cause (as defined below) within two years of your initial employment, then you will be entitled to receive severance pay equivalent to six month's salary, payable over the same schedule that such payments would be made if you had remained employed. In the event of your death following such termination, then payments owing under this paragraph will be made to your Estate. If you choose to terminate your employment, or if the Company terminates your employment with Cause, or if your employment terminates after two years, or by reason of your death, then you will be entitled to no salary beyond that earned up to the date of your termination.

        8. For purposes of paragraph 7, "Cause" means: (i) violation of any of the Company's policies, practices and procedures; (ii) any state, federal or other conviction, including but not limited to the entry of a plea of nolo contendere upon a criminal charge, which would render you unable to perform your normal responsibilities; (iii) neglect of, breach of, or failure or inability to perform (with reasonable accommodation) your duties as an employee; or (iv) an act of misconduct or dishonesty in connection with your employment.

        9. In the event of a "Change in Control", within two years of the commencement of your employment, if you are terminated without "Cause" as defined in Paragraph 8, or if you suffer any diminution in base salary, or level of responsibility (i.e., demotion below Vice President level) and you resign employment within 30 days of such diminution, and termination occurs within twelve months of the Change of Control, then you will be entitled to a severance benefit equivalent to one year's salary, payable over the same schedule that such payments would be made if you had remained employed. However, the maximum amount you may received by operation of Paragraphs 7 and 9 is one year's salary. For purposes of this offer of employment, the term "Change in Control" is defined as either of the following shareholder-approved transactions to which the Company is a party: (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are



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transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets.

        10. You will have access to confidential information and trade secrets relating to the Company's business. You agree to sign the Company's Code of Conduct Agreement which prohibits disclosure of such information to any third person either during or after the termination of your employment, and contains other non-compete, non-solicitation, and business-related provisions required as a condition of your employment. You will also be required to execute all other standard employee documents, including proof of right to work.

        11. During your employment, you will receive the other benefits of employment generally available to the Company's other Vice Presidents when and as you become eligible for them. During the waiting period between commencement of your employment and the commencement of group medical benefits, your COBRA costs from your former employer will be paid by the Company.

        12. This offer, if accepted by you, will be binding on the Company, its successors and assigns, even in the event of a change of ownership or management of the Company.

        13. This offer letter contains the complete terms of your offer of employment. All representations or promises relating to your employment are contained in this letter, and--except for subsequent agreements contained in a writing signed by you and the Company's Chief Executive Officer--no one is authorized to make any other agreements pertaining to your employment.

        I look forward to having you join the Company. If this offer of employment meets with your approval, please sign and return to me a copy of this letter indicating your agreement to its terms.

                                            Very truly yours,

                                            /s/ RONALD UNKEFER
                                            -------------------------
                                            Ronald Unkefer


I agree to employment at The Good Guys, Inc., based on the terms set out above.


/s/ GEORGE HECHTMAN
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George Hechtman